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                         SAFECO RST SMALL COMPANY STOCK FUND


    Calculation of Performance Quotations

The total return for the Fund for the 2-month (since initial effective date of Registration Statement) period ending
June 30, 1997 are calculated as follows:

Since Inception (2 Months)
--------
Total Return =          $10,000.00     (1+0.1123)     =    $11,123.00

                        1,123     -   1,000
Total Return = (   -------------------------        )  =12.30%
                     1,000.00


Where:              $1,123.00     The ending redeemable value of a hypothetical
                                  $1,000 investment at the end of a specified period of time.

                    $1,000.00     A hypothetical investment of $1,000

                   $10,000.00     A hypothetical investment of $10,000

                       0.1123     The total return since inception